Exhibits 4.2 and 4.3

S&P GLOBAL INC.

STANDARD & POOR’S FINANCIAL SERVICES LLC,
as Guarantor

4.500% Senior Notes due 2048

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 17, 2018

to the Indenture Dated as of May 26, 2015

U.S. BANK NATIONAL ASSOCIATION, as Trustee

TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A Form of Note
EXHIBIT B DTC Legend

ii

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of May 17, 2018, among S&P GLOBAL INC., a New York corporation (the “Company”), having its principal executive offices at 55 Water Street, New York, New York 10041, STANDARD & POOR’S FINANCIAL SERVICES LLC, a Delaware limited liability company, as Guarantor hereunder, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an Indenture, dated as of May 26, 2015 (the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of $500,000,000 aggregate principal amount of a new series of the Securities of the Company designated as its 4.500% Senior Notes due 2048 and, if and when issued, any Additional Notes as provided herein (the “Notes”), to be fully and unconditionally guaranteed by the Guarantor, have been authorized by resolutions adopted by the Board of Directors of the Company and the board of directors of the Guarantor;

WHEREAS, the Company desires to issue and sell $500,000,000 aggregate principal amount of the Notes on the date hereof, to be fully and unconditionally guaranteed by the Guarantor in accordance with Article 12 of the Indenture;

WHEREAS, Sections 2.01 and 10.01 of the Indenture provide that the Company, when authorized by a Board Resolution, and the Trustee may amend or supplement the Indenture to provide for the issuance of and to establish the form or terms and conditions of Securities of any series as permitted by the Indenture;

WHEREAS, the Company desires to establish the form, terms and conditions of the Notes; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a legal, valid and binding supplement to the Indenture according to its terms and the terms of the Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company, the Guarantor and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article 1
DEFINITIONS

Section 1.01. Certain Terms Defined in the Indenture; Additional Terms.

(a)       For purposes of this Fourth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended hereby.

(b)       The following capitalized terms used herein shall be defined accordingly:

“Agent Member” means a member of, or a participant in, the Depository.

“Additional Notes” shall have the meaning set forth in Section 2.05(b).

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or the Company in writing at the Trustee’s or the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Trustee has no obligation to monitor or determine if any such event has occurred.

“Certificated Note” means a Note in registered individual certificated form without interest coupons.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as defined in the Indenture, and in addition as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than the Company or one of its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions hereof); or (3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock.

“Change of Control Offer” has the meaning set forth in Section 2.07(a) hereof.

“Change of Control Payment” has the meaning set forth in Section 2.07(a) hereof.

“Change of Control Payment Date” has the meaning set forth in Section 2.07(b)(iii) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes assuming in each case that the Notes matured on November 15, 2047.

“Comparable Treasury Price” means, with respect to any Optional Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Optional Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Credit Facility” means one or more (i) credit facilities with banks, investors, purchasers or other debtholders or other lenders providing for revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like, (ii) note purchase agreements and indentures providing for the sale of Debt securities or (iii) agreements that refinance any Debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements.

“DTC” means The Depository Trust Company.

“DTC Legend” means the legend set forth in Exhibit B.

“Fitch” means Fitch Ratings Ltd, and its successors.

“Global Note” means a Note in registered global form without interest coupons.

“Independent Investment Banker” means any of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC as specified by the Company, or if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company, in the Company’s sole discretion.

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“interest,” in respect of the Notes, unless the context otherwise requires, refers to interest.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by Fitch (or, in each case, the equivalent investment grade credit rating from any Rating Agency).

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Optional Redemption Date” means any such date fixed for redemption pursuant to Section 2.06(a) or Section 2.06(b).

“Rating Agencies” means (1) Moody’s and Fitch; (2) if Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or Fitch; and (3) at the Company’s option, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) to rate the Notes.

“Redemption Price,” when used with respect to any Security to be redeemed, means the price specified in the Security at which it is to be redeemed pursuant to this Indenture.

“Reference Treasury Dealer” means (1) any of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Optional Redemption Date.

“Treasury Rate” means, with respect to any Optional Redemption Date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the

Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Price for such Optional Redemption Date.

Article 2
FORM AND TERMS OF THE NOTES

Section 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by any Officer and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these Officers on the Notes may be manual or facsimile. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Fourth Supplemental Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 2.02. Paying Agent; Depository. (a) The Company appoints the Trustee as the initial agent of the Company for the payment of the principal of (and premium, if any) and interest on the Notes, and the office of the Trustee located in the Borough of Manhattan, the City of New York, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and the Indenture pursuant to which the Notes are to be issued may be served. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which the paying agent acts.

(b)       The Depository shall initially be DTC and any and all successors thereto appointed as Depository by the Company.

Section 2.03. Registration. (a) Each Global Note will be registered in the name of the Depository or its nominee and, so long as DTC is serving as the Depository thereof, will bear the DTC Legend.

(i)       Each Global Note will be delivered to the Trustee as custodian for the Depository. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depository, its successors or their respective nominees, except (y) as set forth in (iii) of this Section 2.03(a) and (z) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depository in accordance with customary procedures of the Depository and in compliance with this Section 2.03 and Section 2.04.

(ii)       Agent Members will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depository or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under this Indenture or the Notes, and nothing herein will impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(iii)       If (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for a Global Note and a successor depositary is not appointed by the Company within 90 days of such notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a written request from the Depository, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depository, and thereupon the Global Note will be deemed canceled.

(b)       Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

Section 2.04. Transfer and Exchange. (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.04 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depository. The Security Registrar shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b)       The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.05. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)       Title. The Notes shall constitute a series of Securities having the title “4.500% Senior Notes due 2048.”

(b)       Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture shall be $500,000,000. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, the public offering price and, in some cases, the first Interest Payment Date and interest accrual date; provided that no Event of Default with respect to the Notes shall have occurred and be continuing; provided further that if any such Additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes shall include the Additional Notes unless the context otherwise requires.

(c)       Maturity Date. The entire outstanding principal of the Notes shall be payable on May 15, 2048.

(d)       Interest Rate. The rate at which the Notes shall bear interest shall be 4.500% per annum; the date from which interest shall accrue on the Notes shall be May 17, 2018, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be May 15 and November 15 of each year, beginning November 15, 2018; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1, as the case may be, next preceding such Interest Payment Date (whether or not a Business Day); provided that interest payable at the Stated Maturity or upon redemption will be paid to the person to whom principal is payable. Payment of principal and interest on the Notes will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest and principal on the Notes may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States of America.

(e)       Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes will be made in United States Dollars.

Section 2.06. Optional Redemption. (a) On or after November 15, 2047, the Company may redeem the Notes, at its option, at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the Optional Redemption Date.

(b)       Prior to November 15, 2047, the Company may redeem the Notes, at its option, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, exclusive of interest accrued to the Optional Redemption Date, assuming that the Notes matured on November 15, 2047, discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the Optional Redemption Date.

(c)       The Treasury Rate shall be calculated on the third Business Day preceding the Optional Redemption Date. The Company shall calculate the Redemption Price with respect to the Notes in accordance with the terms and provisions of this Indenture.

(d)       On and after the Optional Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the redemption price. On or before the Optional Redemption Date for the Notes, the Company will deposit with a Paying Agent, or the Trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Trustee shall select in accordance with the procedures of DTC, not more than 60 days prior to the Optional Redemption Date the Notes or portions of the Notes to be redeemed. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of any Note to be redeemed in part will not be less than $2,000, and shall thereafter promptly notify the Company in writing of the numbers of Notes to be redeemed, in whole or in part.

(e)       Notice of redemption shall be delivered not less than 15 nor more than 60 days prior to the Optional Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Security Register.

Section 2.07. Offer to Repurchase Upon a Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 2.06 hereof, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), pursuant to and in accordance with the offer described in this Section 2.07.

(b)       Within 30 days following any Change of Control Triggering Event, the Company shall deliver a notice to each Holder of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)       a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii)       that the Change of Control Offer is being made pursuant to this Section 2.07 and that all Notes validly tendered will be accepted for payment;

(iii)       that the Change of Control Payment and the “Change of Control Payment Date,” which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

(iv)       that any Note not tendered will continue to accrue interest;

(v)       that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Payment of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Payment upon surrender of the Notes to the Paying Agent;

(vi)       that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof;

(vii)       that if a Holder elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book- entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(viii)       that a Holder will be entitled to withdraw its election if the Company receives, not later than the close of business on the third Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and

(ix)       that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c)       On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)       accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)       deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(iii)       deliver or cause to be delivered for cancellation to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(d)       The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for the Notes, and the Trustee, upon receipt of a Company Request, shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered by such Holder, if any; provided that each new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(e)       The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.07, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.07 by virtue of such conflicts.

(f)       Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company herein and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

Article 3
SUPPLEMENTAL INDENTURE

Section 3.01. Supplemental Indentures Without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, the Guarantor and the Trustee (at the direction of the Company) at any time and from time to time, may enter into one or more indentures supplemental hereto for any of the purposes set forth in Section 10.01 of the Indenture and, in addition for the following purpose: to conform any provision of the Indenture, the Fourth Supplemental Indenture or the Notes to the “Description of Notes” appearing in the Company’s prospectus dated May 3, 2018 pursuant to which the Notes were originally sold, as filed with the Commission.

Article 4
GUARANTEE

Section 4.01. Release of Guarantor from Guarantee. Section 12.07(a) of the Indenture shall be amended by replacing that section of the Indenture with the following, but only with respect to the Notes:

(a)       The Guarantee by the Guarantor shall terminate and be of no further force or effect and the Guarantor shall be deemed to be released from all obligations upon:

(i)       the sale or other disposition (including by way of consolidation or merger) of the Guarantor, other than to the Company or a Subsidiary of the Company and as permitted by this Indenture;

(ii)       the sale or disposition of all or substantially all the assets of the Guarantor, other than to the Company or a Subsidiary of the Company and as permitted by this Indenture;

(iii)       the Company’s exercise of its option under Section 11.03 or Section 11.04 or if the Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(iv)       at such time as the Guarantor ceases to guarantee Debt, other than a discharge through payment thereon, under any Credit Facility of the Company, other than any such Credit Facility of the Company the guarantee of which by the Guarantor will be released concurrently with the release of the Guarantor’s guarantee of the Notes.

Article 5
MISCELLANEOUS

Section 5.01. Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 5.02. Governing Law. This Fourth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 5.03. Payment of Notes. Payments in respect of the Notes represented by the Global Notes are to be made by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Company will make all payments through the Paying Agent by mailing a check to each Holder’s registered address; provided, however, that payments may also be made, in the case of a Holder of at least $1.0 million aggregate principal amount of Notes, by wire transfer to the account specified by the Holder thereof.

Section 5.04. Multiple Counterparts. The parties may sign multiple counterparts of this Fourth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same Fourth Supplemental Indenture.

Section 5.05. Severability. Each provision of this Fourth Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Fourth Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 5.06. Relation to Indenture. This Fourth Supplemental Indenture constitutes a part of the Indenture, the provisions of which (as modified by this Fourth Supplemental Indenture) shall apply to the series of Securities established by this Fourth Supplemental Indenture but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 5.07. Ratification. The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Fourth Supplemental Indenture.

Section 5.08. Effectiveness. The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

Section 5.09. Trustee Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Notes. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

S&P GLOBAL INC.

By:	/s/ Edward J. Haran
	Name:	Edward J. Haran
	Title:	SVP & Treasurer

STANDARD & POOR’S FINANCIAL SERVICES LLC, as Guarantor

By:	/s/ John Berisford
	Name:	John Berisford
	Title:	President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven V. Vaccarello
	Name:	Steven V. Vaccarello
	Title:	Vice President

EXHIBIT A

[FORM OF 4.500% SENIOR NOTES DUE 2048]

S&P GLOBAL INC.

4.500% SENIOR NOTE DUE 2048

Fully and Unconditionally Guaranteed by

Standard & Poor’s Financial Services LLC

Principal Amount: $500,000,000

No. A-1

CUSIP:	78409V AN4

ISIN:	US78409VAN47

S&P GLOBAL INC., a New York corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 on May 15, 2048 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from May 17, 2018 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually at the rate of 4.500% per annum, on May 15 and November 15 (each such date, an “Interest Payment Date”), commencing November 15, 2018, until the principal hereof is paid or made available for payment.

Payment of Interest. The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date, will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on May 1 or November 1 (whether or not a Business Day, as defined in the Indenture), as the case may be, next preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Place of Payment. Payment of principal, premium, if any, and interest on this Note will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest, premium, if any, and principal on this Note may at the Company’s option be paid in immediately available funds by transfer to an account maintained by the payee located in the United States of America.

Time of Payment. In any case where any Interest Payment Date, the Maturity Date or any date fixed for redemption or repayment of the Notes shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this Note), payment of principal or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Maturity Date or the date so fixed for redemption or repayment, and no interest shall accrue in respect of the delay.

General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of May 26, 2015, among the Company, Standard & Poor’s Financial Services LLC, as Guarantor, and U.S. Bank National Association (herein called the “Trustee,” which term includes any successor Trustee under the Indenture with respect to a series of which this Note is a part), as supplemented by a Fourth Supplemental Indenture thereto, dated as of May 17, 2018 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor party thereto and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.500% Senior Notes due 2048” (collectively, the “Notes”), initially limited in aggregate principal amount to $500,000,000.

Further Issuance. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Securities (the “Additional Securities”) of this series having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Securities of this series and the Notes will constitute a single series under the Indenture and all references to the Notes shall include the Additional Securities unless the context otherwise requires; provided that if any such Additional Securities are not fungible with the Notes for U.S. federal income tax purposes, such Additional Securities shall have a separate CUSIP number.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to any sinking fund.

Redemption and Repurchase. The Notes are subject to optional redemption, and may be the subject of an offer to purchase upon the occurrence of a Change of Control Triggering Event, as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to the Notes.

Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to create liens or the ability of the Company to consolidate, merge or sell, transfer or lease all or substantially all of its assets.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with, except as stated therein, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes of each series affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, on behalf of the Holders of all outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of individual series to waive on behalf of all of the Holders of Securities of such individual series certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place, and rate, and in the currency, herein prescribed.

Guarantee. This Note will be entitled to the benefits of a Guarantee made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, Guarantee release provisions, duties and obligations thereunder of the Guarantor, the Trustee and the Holders.

No Recourse Against Others. No director, officer, agent, employee, incorporator, stockholder, partner, member, or manager of the Company or the Guarantor shall have any liability for any obligations of the Company or the Guarantor under any Notes, the Indenture or the Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the outstanding Notes shall have made written request, and offered indemnity satisfactory to the Trustee to institute such proceedings as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Note on or after the respective due dates expressed herein.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes (except with respect to certain payments of Defaulted Interest), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and its seal to be hereunto affixed and attested.

Dated: May 17, 2018

S&P GLOBAL INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture, as such is supplemented by the within-mentioned Fourth Supplemental Indenture.

Dated: May 17, 2018

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:

(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT B

[DTC LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.